                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): April 18, 2005

                              CELANESE CORPORATION
             (Exact Name of Registrant as specified in its charter)

          DELAWARE                    001-32410                  98-0420726
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(State or other jurisdiction     (Commission File              (IRS Employer
     of incorporation)                 Number)               Identification No.)

                 1601 WEST LBJ FREEWAY, DALLAS, TEXAS 75234-6034
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               (Address of Principal Executive Offices) (Zip Code)

       Registrant's telephone number, including area code: (972) 901-4500
                                                          ---------------

                                NOT APPLICABLE
                                --------------
         (Former name or former address, if changed since last report):

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the
    Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the
    Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

         Effective April 18, 2005, Celanese Corporation (the "Company")
announced on April 19, 2005 that it has hired Mr. Curtis S. Shaw as its
Executive Vice President, General Counsel-Americas and Corporate Secretary. Mr.
Shaw's employment will be governed by the terms of an offer letter agreement
(the "Letter Agreement") accepted by Mr. Shaw on March 22, 2005 and effective on
April 18, 2005. Pursuant to the terms of the Letter Agreement, Mr. Shaw is entitled to receive a base salary of $575,000 per year. He is eligible to receive an annual target bonus equal to 80% of his base salary, with a payout range of 0% - 200% of that target. The determination of bonus payments will be based upon achievements of Company financial targets and personal performance.

         In addition, Mr. Shaw has been granted (i) 185,000 non-qualified stock options at fair market value on the date of grant, 40% of which are subject to time-based vesting and 60% of which are subject to accelerated vesting over a
5-year period based on attainment of certain Company financial measures, and
(ii) $2,000,000 under the Company's deferred compensation plan (with vesting provisions aligned with the stock option grant) to be paid in cash subject to our majority shareholder, affiliates of The Blackstone Group, disposing of at least 90% of their equity stake in the Company. Within the 6-month period following commencement of his employment, the Company intends to appoint Mr.
Shaw as General Counsel of the Company, upon which appointment he will be granted an additional 315,000 non-qualified stock options at fair market value on the date of grant, with updated vesting provisions similar to the initial grant of stock options. The Company will pay to Mr. Shaw $290,000 of the
$2,000,000 grant on April 19, 2005, to assist in Mr. Shaw's required purchase of the Company's shares of Series A common stock, as described below. The stock option and deferred compensation grants are contingent upon Mr. Shaw's purchase of 27,100 shares of the Company's Series A common stock at a price of $7.20 per share. In addition, Mr. Shaw has the option to purchase up to 9,375 shares of the Company's Series A common stock at a price of $16.00 per share. Such purchase of the Company's stock will be subject to trading restrictions for approximately 2.5 years. Further, Mr. Shaw is eligible to participate in the
Company's employee benefit plans made available to other senior executives of the Company, including without limitation, medical, dental, life insurance, pension and 401(k) plans, and is eligible to receive relocation assistance to
Dallas, Texas under the Company's policies for transferred employees, which provides generally for reimbursement for home sale and purchase expense and temporary living expenses, shipment of household goods and an offer from the
Company to purchase his previous home under certain qualifying conditions.

         As a condition to Mr. Shaw's employment, he has also entered into a confidentiality, non-competition and non-solicitation agreement for the benefit of the Company (the "Confidentiality Agreement").

         In the event that the Company terminates Mr. Shaw without cause or Mr.
Shaw resigns for good reason following a change in control, the Company will continue to pay to Mr. Shaw as severance, subject to his continued compliance with the Confidentiality Agreement, his base salary plus target bonus and welfare benefits for one year following such termination.

         The foregoing description is qualified in its entirety by reference to the Letter Agreement to be attached as an exhibit to the Company's quarterly report on Form 10-Q, which the Company intends to file on or before May 16,
2005.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CELANESE CORPORATION

                                         By: /s/ Corliss J. Nelson
                                             --------------------------------
                                             Name:  Corliss J. Nelson
                                             Title: Executive Vice President and
                                                       Chief Financial Officer

Date: April 19, 2005